UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

GLADSTONE CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On Wednesday, January 9, 2013, at 9:00 a.m. Eastern Standard Time, Gladstone Capital Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement (the “Proxy”), which was filed with the U.S. Securities and Exchange Commission on December 14, 2012.

A script of the call follows:

Hello and good morning. This is Chip Stelljes, President of Gladstone Capital Corporation. This is a special call to explain the items in the Proxy for shareholders and analysts of Gladstone Capital Corporation, common stock NASDAQ trading symbol GLAD and preferred stock NASDAQ trading symbol GLADP.

Thank you all for calling in. We are happy to talk with shareholders and you have an open invitation to visit us if you are in the Washington, DC area.

We invite all of you to come to the annual shareholders meeting on February 14, 2013, at 11 a.m. at the Hilton McLean Tysons Corner, located at 7920 Jones Branch Drive, McLean, Virginia 22102.

If you are not attending the annual shareholder meeting, then please vote your shares using your Proxy so that we get the votes in.

There are four ways you can vote:

•	By mailing in your Proxy card.

•	By calling (800) 690-6903, but if you call, you need your Proxy card with the control number to give to the operator.

•	By going to www.proxyvote.com and voting on-line. You can go to our web site and vote on-line there too at www.GladstoneCapital.com. Again, you will need your Proxy control number.

•	You can vote by calling your broker and they will help you get your vote in.

Regulations allow your broker to vote only on routine matters – incidentally, none of the matters to be voted upon at this meeting are routine. Thus, your broker may not vote any of your shares for you.

As a result the cost to your Company to round up the votes by calling and asking shareholders to vote their shares is a major expense. And that takes away dollars that could be paid in dividends to shareholders.

Before I begin I need to read a statement about forward looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934, including statements with regard to the future performance of the Company.

These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable.

There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements, including those factors listed under the caption “Risk factors” in all our Form 10-K filings, as filed with the Securities and Exchange Commission, which can also be found on our web site at www.GladstoneCapital.com and the SEC’s web site.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Again, thank you all for calling in.

Before starting with the matters in the Proxy, I want you to know that we will have our quarterly earnings call for the quarter ended December 31, 2012, on January 30th at 8:30 a.m., Eastern Standard Time, so I will not be able to answer questions about the 10-Q we are planning to file for that quarter on this call. Look for that press release or, better yet, go to our web site and sign up for email notification of events at the Company so you get the information when it is posted. You can also follow us on Twitter, user name ‘GladstoneComps,’ or on facebook, keyword ‘The Gladstone Companies.’

I can tell you that we just had our January Board meeting and our Board declared dividends for January, February, and March of $0.07 cents per month for our common stockholders and $0.1484 cents per month for our preferred stockholders. Our Board will meet again in April of this year to declare dividends for the April, May and June time period. The distribution run rate has been at $0.84 per share annually for our common stockholders and at $1.78 cents per share annually for our preferred stockholders. Gladstone Capital has made 111 consecutive monthly common dividend payments to date and, prior to that, 8 consecutive quarterly common dividend payments.

At the current distribution rate for the common stock and with the common stock price closing at $8.58 yesterday, the yield on the distribution is now about 9.8%. The term preferred stock had a closing market price of $25.40 as of yesterday.

Now let’s turn to the Proxy. In the Proxy we have asked shareholders to vote on a number of items, all of which are non-routine, which means that your broker cannot vote any of your shares.

1. First we are asking you to re-elect three directors and elect one director that was previously elected to our Board by the existing directors to fill a vacancy created when our Board was expanded from nine to ten members in October 2012. This year, like last year, we have one director on the ballot that will represent preferred shareholders and will be elected solely by the preferred shareholders. The election of directors is something we do every year.

2. Second we are asking shareholders to approve a proposal to authorize our fund to sell shares of our common stock at a price below the then current net asset value per share subject to certain limitations listed in the Proxy. Many Business Development Companies (“BDCs”) are asking shareholders to do this because many of their stock prices are below net asset value per share.

As you all know, our fund must pay out 90% of its net investment income to be a regulated investment company and we have consistently done that. We have to pay out 98% of our income to avoid paying any taxes.

This means the only way to grow is to raise equity or debt. We are limited by law to having less than our equity in the amount of debt (in other words, a 1:1 debt to equity ratio), so we, like other BDCs, are not highly leveraged.

In order to grow the assets and earnings of our fund, we will need to raise equity in the future.

We need your vote to put in place the ability to sell shares below net asset value to avoid doing a rights offering. Doing overnight offerings works well and does not let the short sellers come in and push down the stock price. But to do an overnight offering at below net asset value, we need your approval. Net asset value per share at September 30, 2012 was $8.98 versus the closing stock price yesterday of $8.58, so we are at approximately 96% of NAV today.

We have asked you to do this each of the last four years and you gave us that ability, but Gladstone Capital has not issued shares below net asset value and would not use it unless we saw a compelling reason to do so.

We raised some term preferred stock in November 2011 and would like to raise some more. However, preferred stock is treated as debt and we are limited to not having debt plus preferred stock in excess of our equity capital. So we are limited on how much debt and preferred stock we can issue.

Now I must ask all of you to please vote your shares. It is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars trying to contact voters to vote on these issues, so please vote your shares. We would rather pay that money out as a dividend and not spend it on efforts like this.

Summary

As far as we can see the economy is still in a slow recovery period.

Like many companies, some of our portfolio companies have not seen an increase in revenues or in backlogs; however, some others are seeing good increases and a few others are seeing great increases. It is a very uneven economy. We are stewards of your money. We will stay the course and continue to be conservative and disciplined in our investment approach, while delivering shareholder value in your investments in us.

We invite you all to come to the shareholders meeting on February 14, 2013 at 11 a.m. at the Hilton McLean Tysons Corner, located at 7920 Jones Branch Drive, McLean, Virginia 22102. If you are not coming or even if you are, please vote your shares of stock so that we can move forward with our investing strategies and growing the business. You can vote any of the four ways we discussed earlier: by mailing in your Proxy, by calling your broker, by calling (800) 690-6903, but you have to have your Proxy card with the Proxy control number to vote by phone and by going to www.proxyvote.com, again with your Proxy card and Proxy control number.

If you haven’t received your Proxy in the mail yet, you should call your broker and get them to send you a replacement. But please vote so we can continue to grow the Company.

That is the end of the call.